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                            SUMMARY ADVERTISEMENT

This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and Proxy Statement, dated August 29, 1997, and the related Letter of Transmittal and Proxy and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by SBC Warburg Dillon Read Inc. and Merrill Lynch & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                               IPALCO Enterprises, Inc.

                         Notice of Offer to Purchase for Cash
              Any and All Outstanding Shares of the Following Series of
                            Cumulative Preferred Stock of

                          Indianapolis Power & Light Company

              100,000 Shares, Cumulative Preferred Stock, 4% Series at a
                          Purchase Price of $71.38 Per Share

             39,000 Shares, Cumulative Preferred Stock, 4.20% Series at a
                          Purchase Price of $77.72 Per Share

             30,000 Shares, Cumulative Preferred Stock, 4.60% Series at a
                          Purchase Price of $85.12 Per Share

             50,000 Shares, Cumulative Preferred Stock, 4.80% Series at a
                          Purchase Price of $88.82 Per Share

              100,000 Shares, Cumulative Preferred Stock, 6% Series at a
                          Purchase Price of $103.00 Per Share

            199,985 Shares, Cumulative Preferred Stock, 8.20% Series at a
                         Purchase Price of $102.00 Per Share

    IPALCO Enterprises, Inc., an Indiana corporation ("IPALCO"), invites the holders of each series of cumulative preferred stock listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Indianapolis Power & Light Company, an Indiana corporation and direct subsidiary of IPALCO ("IPL"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above, net to the seller in cash, upon the terms and

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subject to the conditions set forth in the Offer to Purchase and Proxy
Statement, dated August 29, 1997, and in the related Letter of Transmittal and Proxy (which together constitutes the "Offer"). IPALCO will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer -- Certain Conditions of the Offer" and "Terms of the Offer -- Extension of Tender Period; Termination; Amendment." in the Offer to Purchase and Proxy Statement.

    In the event that all shares of the 8.20% Series of Preferred (the "8.20% Shares") are not acquired by IPALCO pursuant to the Offer, IPL intends to redeem all the 8.20% Shares which remain outstanding at a redemption price of $101.00 per 8.20% Share pursuant to Article 6A, Section 4(c) of IPL's Amended Articles of Incorporation (the "Articles") and the provisions of the 8.20% Series' authorizing resolutions.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 8, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

    THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO AUGUST 29, 1997 (THE "RECORD DATE"))WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT (AS DEFINED BELOW). MOREOVER, THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING (AS DEFINED BELOW). PREFERRED SHAREHOLDERS HAVE THE RIGHT TO VOTE ON THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. SEE "TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE AND PROXY STATEMENT.

    Concurrently with the Offer, the Board of Directors of IPL is soliciting proxies from Preferred Shareholders for use at the Special Meeting of Shareholders of IPL to be held at its principal office, One Monument Circle, Indianapolis, Indiana 46204, on Wednesday, October 8, 1997, at 4:00 p.m. (Eastern Standard Time), or any adjournment or postponement of such meeting (the "Special Meeting"). The Special Meeting is being held to consider an amendment (the "Proposed Amendment") to IPL's Articles which would remove a provision of the Articles that limits IPL's ability to issue unsecured debt. The Board of Directors of IPL recommends voting FOR the Proposed Amendment. Preferred Shareholders who wish to tender their Shares pursuant to the Offer must vote in favor of the Proposed Amendment. Moreover, the Offer is conditioned upon the Proposed Amendment being approved and adopted at the Special Meeting. In addition, Preferred Shareholders have the right to vote for the Proposed Amendment regardless of whether they tender their Shares. If the Proposed Amendment is approved and adopted, IPL will make a special cash payment in the amount of $1.00 per Share to each Preferred Shareholder who voted in favor of the Proposed Amendment, provided that such Shares have not been tendered pursuant to the Offer.

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Those Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed above.

    IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

    Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should either (i) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) complete and sign the Letter of Transmittal and Proxy, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal and Proxy, mail or deliver it and any other required documents to IBJ Schroder Bank & Trust Company (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase and Proxy Statement under "Terms of the Offer -- Procedure for Tendering Shares" prior to the Expiration Date (set forth above). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender his or her Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase and Proxy Statement under "Terms of the Offer -- Procedure for Tendering Shares." IPALCO will pay to each soliciting dealer a solicitation fee for any Shares tendered, accepted for payment and paid pursuant to the Offer, and for all Shares voted in favor of the Proposed Amendment, whether or not tendered. See "Fees and Expenses Associated With the Offer" in the Offer to Purchase and Proxy Statement.

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH SERIES OF PREFERRED, OR A NOTICE OF GUARANTEED DELIVERY AND PROXY, MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED.

    NEITHER IPALCO, IPL, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES.

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EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO
TENDER HIS OR HER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Tuesday, October 28, 1997, unless theretofore accepted for payment as provided in the Offer to Purchase and Proxy Statement.

    The Offer to Purchase and Proxy Statement was mailed to Preferred Shareholders on or about August 29, 1997.

    The Offer to Purchase and Proxy Statement and Letter of Transmittal and Proxy contain important information which should be read before any decision is made with respect to the Offer. The information in the Offer to Purchase and Proxy Statement and Letter of Transmittal and Proxy is incorporated herein by reference.

    Questions or requests for assistance or for copies of the Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy for a Series of Preferred, or other tender offer or proxy solicitation materials may be directed to D. F. King & Co., Inc. or SBC Warburg Dillon Read Inc. and Merrill Lynch & Co. at their respective addresses and telephone numbers set forth below.

                       The Information Agent for the Offer is:

                                D. F. KING & CO., INC.
                                   77 Water Street
                               New York, New York 10005
                            Call Toll Free: (800) 859-8508

                        The Dealer Managers for the Offer are:

    SBC WARBURG DILLON READ INC.            MERRILL LYNCH & CO.
    535 Madison Avenue                      World Financial Center
    New York, New York 10022                250 Vesey Street
    Attention: Syndicate Department         New York, New York 10281
    (212) 906-7531                          1-888-ML4-TNDR (toll free)
                                            (1-888-654-8637 (toll free))

September 2, 1997

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